As filed with the Securities and Exchange Commission on March 13, 2026.

Registration No. 333-

United States Securities and Exchange Commission

Washington, DC 20549

Form S-8

Registration Statement Under the Securities Act of 1933

CME Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4459170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 South Wacker Drive Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

CME Group Inc. Fourth Amended and Restated Omnibus Stock Plan

(Full title of the plan)

Jonathan Marcus, Esq.

Senior Managing Director and General Counsel

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 930-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

CME Group Inc. (the “Company”) is filing this registration statement for the purpose of registering 1,500,000 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), authorized for issuance in connection with awards under the CME Group Inc. Fourth Amended and Restated Omnibus Stock Plan (the “Omnibus Stock Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Omnibus Stock Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b) under the Securities Act and the note to Part I of Form S-8, those documents are not being filed with the Securities and Exchange Commission (the “SEC”) as a part of this registration statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026; and

•	the description of the Class A Common Stock set forth in Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 2, 2022.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Class A Common Stock being registered pursuant to this registration statement has been passed upon by Margaret A. Wright, Associate General Counsel of the Company. Ms. Wright is a beneficial owner of shares of Class A Common Stock and is eligible to participate in the CME Group Inc. Fourth Amended and Restated Omnibus Stock Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

As permitted by Delaware law, Article Eleven of the Company’s certificate of incorporation and Article VIII of the Company’s bylaws provide that (1) the Company shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by law; (2) such indemnification includes the right to advancement of expenses if the Company has received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by the Company; and (3) the rights to indemnification conferred in the Company’s certificate of incorporation and bylaws are not exclusive. As permitted by the DGCL, Article Ten of the Company’s certificate of incorporation includes a provision that eliminates the personal liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL (regarding payments of dividends, stock purchases or redemptions which are unlawful); or (d) for any transaction from which the director derived an improper personal benefit. This provision in the Company’s certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the Company’s certificate of incorporation and bylaws. Copies of the Company’s certificate of incorporation and bylaws have been filed as exhibits to this registration statement.

The Company maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of CME Group Inc. (incorporated by reference to Exhibit 3.2 to CME Group Inc.’s Current Report on Form 8-K filed with the SEC on November 4, 2021).

4.2	Seventeenth Amended and Restated Bylaws of CME Group Inc. (incorporated by reference to Exhibit 3.1 to CME Group Inc.’s Current Report on Form 8-K filed with the SEC on December 9, 2022).

5.1	Opinion of Margaret A. Wright, Associate General Counsel of CME Group Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Margaret A. Wright (included in Exhibit 5.1).

24.1	Power of attorney (included on signature pages to this registration statement).

99.1	CME Group Inc. Fourth Amended and Restated Omnibus Stock Plan (incorporated by reference to Exhibit 10.1 to CME Group Inc.’s Current Report on Form 8-K filed with the SEC on March 7, 2024).

107	Filing fee table.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 13, 2026.

CME GROUP INC.

By:	/S/ LYNNE FITZPATRICK
Lynne Fitzpatrick
President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Terrence A. Duffy, Lynne Fitzpatrick and Jonathan Marcus, and each of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as such person may or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 13, 2026.

Signature	Title

/S/ TERRENCE A. DUFFY Terrence A. Duffy	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer and Director)

/S/ LYNNE FITZPATRICK Lynne Fitzpatrick	Senior Managing Director, President and Chief Financial Officer (Principal Financial Officer)

/S/ JACK TOBIN Jack Tobin	Managing Director and Chief Accounting Officer (Principal Accounting Officer)

/S/ KATHRYN BENESH Kathryn Benesh	Director

Signature	Title

/S/ TIMOTHY S. BITSBERGER Timothy S. Bitsberger	Director

/S/ CHARLES P. CAREY Charles P. Carey	Lead Director

/S/ ELIZABETH A. COOK Elizabeth A. Cook	Director

/S/ BRYAN T. DURKIN Bryan T. Durkin	Director

/S/ HAROLD FORD JR. Harold Ford Jr.	Director

/S/ MARTIN J. GEPSMAN Martin J. Gepsman	Director

/S/ WILLIAM W. HOBERT William W. Hobert	Director

/S/ DANIEL G. KAYE Daniel G. Kaye	Director

/S/ PHYLLIS M. LOCKETT Phyllis M. Lockett	Director

/S/ DEBORAH J. LUCAS Deborah J. Lucas	Director

/S/ PATRICK W. MALONEY Patrick W. Maloney	Director

Signature	Title

/S/ PATRICK J. MULCHRONE	Director
Patrick J. Mulchrone

/S/ RAHAEL SEIFU	Director
Rahael Seifu

/S/ WILLIAM R. SHEPARD	Director
William R. Shepard

/S/ HOWARD J. SIEGEL	Director
Howard J. Siegel

/S/ DENNIS A. SUSKIND	Director
Dennis A. Suskind

/S/ ROBERT J. TIERNEY JR.	Director
Robert J. Tierney Jr.